Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC CLOSES $900 MILLION SENIOR SECURED TERM LOAN

LOS ANGELES — February 23, 2012 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has closed a new senior secured term loan of $900 million. The loan will bear interest at LIBOR plus 400 basis points with a 1% LIBOR floor, and is priced at 99% of par value. The collateral used to support the transaction has an initial weighted average age of 13.4 years.

ILFC plans to use the proceeds to repay a portion of the company’s outstanding debt, to pay related fees and expenses for the transaction, and for general corporate purposes.  A portion of the proceeds will be used to prepay in full all amounts outstanding under ILFC’s secured revolving credit facility, and as a result ILFC no longer has any debt agreements with a change of ownership limitation.

ILFC Chief Executive Officer, Henri Courpron commented, “This financing is significant as it demonstrates continued progress in improving ILFC’s overall capital structure.”

The banks supporting this loan include Bank of America, Deutsche Bank, Royal Bank of Canada, and UBS.

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 252 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. www.aig.com

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